EXHIBIT NO. 99.1

FRB WEBER SHANDWICK
    FINANCIAL COMMUNICATIONS    RE:  PRIME GROUP REALTY TRUST     [LOGO]
                                     77 WEST WACKER DRIVE
                                     SUITE 3900
                                     CHICAGO, ILLINOIS 60601
                                     NYSE:  PGE
                                     www.pgrt.com

FOR YOUR INFORMATION:


At Prime Group Realty Trust:                             At FRB|Weber Shandwick:
Stephen J. Nardi               Louis G. Conforti         Georganne Palffy
Acting Chairman of the Board   Office of the President   General Inquiries
312/917-1300                   Chief Financial Officer   312/266-7800
                               312/917-1300

FOR IMMEDIATE RELEASE
FRIDAY, APRIL 12, 2002

                   PRIME GROUP REALTY TRUST SUSPENDS QUARTERLY
         DISTRIBUTIONS ON CUMULATIVE PREFERRED SHARES AND COMMON SHARES

Chicago, IL, April 12, 2002 - Prime Group Realty Trust (NYSE: PGE; the "Company") announced today that the Company's Board of Trustees determined not to declare the regular quarterly distributions on its Series A and Series B cumulative preferred shares for the first quarter of 2002 until and unless certain proposed capital transactions are completed and the Company reaches a resolution to the right of Security Capital Preferred Growth Incorporated, the sole holder of the Company's Series A preferred shares (the "Series A Holder"), to require the Company to redeem the Series A preferred shares upon ten (10) days' notice. The Company's existing suspension of quarterly distributions on its common shares remains unchanged. Distributions on the preferred shares are cumulative and will continue to accrue to the extent they are not declared and paid currently.

The Company can give no assurance that it will be able to complete the foregoing capital transactions or resolve the redemption issue with the Series A Holder, or, if they are completed and resolved, respectively, whether they will be on terms that are favorable to the Company. The Company can also give no assurances that if such capital events are completed and the Series A Holder redemption issue resolved on terms favorable to the Company or otherwise, dividends on the Company's preferred and/or common shares will be declared and paid.

Any future distributions in respect of the Company's common shares may not be paid unless all accrued but unpaid preferred share distributions have been or are concurrently satisfied. In addition, because the first quarter of 2002 constitutes the second consecutive quarter for which the regular quarterly distribution will not be paid on the common shares, the Series A Holder is entitled to elect a Trustee to serve on the Company's Board.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company owns 24 office properties containing an aggregate of approximately 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.